Exhibit 10.28

CARLOTZ, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

This NONQUALIFIED STOCK OPTION AGREEMENT (the “Option Agreement”) is dated as of the _____ day of _______________, 20__ (the “Grant Date”) and between CarLotz, Inc., a Delaware corporation (the “Company”), and _____________ (the “Optionee”).

WITNESSETH:

WHEREAS, the Company desires to afford the Optionee an opportunity to purchase Stock as hereinafter provided, in accordance with the provisions of the CarLotz, Inc. 2017 Stock Option Plan (the “Plan”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             Grant of Option. The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of _______ shares of Stock (each, a “Share”). This Option is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time. Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any terms of this Option Agreement. Capitalized terms not defined in this Option Agreement shall have the meaning given to such terms in the Plan, as amended from time to time.

2.             Purchase Price. The purchase price of each Share covered by this Option shall be $___________ per Share.

3.             Term. Unless earlier terminated pursuant to any provision of the Plan or this Option Agreement, this Option shall expire on the tenth anniversary of the Grant Date (the “Expiration Date”). This Option shall not be exercisable after the Expiration Date.

4.             Vesting Schedule. This Option shall vest as set forth in the Plan.

5.             Method of Exercising Option. Subject to the terms and conditions of this Option Agreement, this Option may be exercised (to the extent then vested) by written notice to the Company at its principal office. Such notice (a suggested form of which is attached hereto) shall state the election to exercise this Option and the number of Shares with respect to which it is being exercised; shall be signed by the person so exercising this Option; and shall be accompanied by payment of the full exercise price of such shares.

The exercise price shall be paid to the Company in such method or methods as the Board, in its sole discretion, shall authorize with respect to the Optionee from the following –

(a)               in cash, or by certified check, bank draft, or postal or express money order;

(b)               in Shares previously acquired by the Optionee, subject to surrender procedures established by the Board;

(c)               in Shares newly acquired by the Optionee upon exercise of the Option; or

(d)               in any combination of (a), (b) and (c) above.

In the event the exercise price is paid, in whole or in part, with Shares, the portion of the exercise price so paid shall be equal to the Fair Value (as of the date of exercise) of the Shares so surrendered in payment of the exercise price.

Upon receipt of notice of exercise and payment, and execution and acknowledgment of any instruments that may be required by the Board or under that certain First Amended and Restated Shareholders’ Agreement, dated as of September 18, 2017, by and among the Company and the other parties thereto (the “Shareholders’ Agreement) by the person so exercising this Option, the Company shall deliver a certificate or certificates representing the Shares with respect to which this Option is so exercised. In the event this Option is exercised by the Optionee’s estate or personal representative after the death of the Optionee, or by the Optionee’s legal representative or guardian after the Disability of the Optionee, the notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this Option. All Shares that are purchased upon the exercise of this Option as provided herein shall be fully paid and nonassessable.

As a condition to the Company’s obligation to issue Shares to the person exercising this Option, such person shall agree to join and be bound by the terms and conditions of the Shareholders’ Agreement as in effect at the time of exercise and as may be thereafter amended, a copy of which shall be provided to such person promptly after receipt by the Company of a duly completed notice of exercise, together with such instruments, agreements or other documents as may be deemed necessary or appropriate by the Board to evidence the person’s agreement to join and be bound by the Shareholders’ Agreement and such other agreements or documents as may be deemed appropriate by the Board. Any certificated Shares shall bear a legend denoting that they are subject to the terms and conditions of the Shareholders’ Agreement and any other applicable agreements.

In the event of the Optionee’s legal disability, the Option may be exercised by the Optionee’s guardian or legal representative. In the event of Optionee’s death, the Option may be exercised by the Optionee’s estate, personal representative, or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Optionee.

If, as a result of a Change of Control, Options vest, the Company may, at its sole election, pay to the Optionee an amount that is equal to the positive difference, if any, between the exercise price of the Option and the net proceeds that the Optionee would have received from the Change of Control had the Option been exercised, net of any amounts required to be withheld in respect of Taxes and subject to applicable provisions for indemnification, escrows, and holdbacks. If the Company elects this option, the Optionee shall exercise all documents, agreements, and instruments necessary to effect it.

6.             Non-Transferability of Option. This Option is not assignable or transferable, in whole or in part, by the Optionee other than by will or by the laws of descent and distribution. Any attempt to transfer this Option in violation of this provision shall be null and void. During the lifetime of the Optionee, this Option shall be exercisable only by the Optionee or, in the event of the Optionee's legal disability, by the Optionee's guardian or legal representative.

7.             Termination of Service. If the Optionee’s Termination of Service occurs for any reason (including on account of death or disability) before a Change of Control, the Option shall be forfeited.

8.             Confidentiality.

(a)               Optionee shall not, either during or after the term of this Option Agreement, directly or indirectly, use for Optionee’s own purposes or to the detriment of the Company or any of its subsidiaries, publish, or disclose or divulge to any third party any Confidential Information (as defined below) other than as required to perform Optionee’s duties to the Company or its subsidiaries during the term of his employment. Optionee acknowledges and agrees that, if Optionee improperly used Confidential Information or did not maintain it as confidential, it would cause immediate, substantial and irreparable harm to the Company or any of its subsidiaries. For purposes of this Option Agreement, “Confidential Information” includes any and all confidential, proprietary, trade secrets and other commercially valuable non-public information of the Company or its subsidiaries obtained by or available to Optionee while employed by the Company or any of its subsidiaries (whether before or after the date hereof and in any medium) including, without limitation, any information, observations and data concerning customers, suppliers, services, products, processes, pricing policies, margins, business plans, records, invoices, customer or supplier correspondence, business cards, orders, computer records or software, technical or financial information or data, mailing or telephone or customer lists, or any information relating to the history or prospects of the Company or any of its subsidiaries.

(b)               Likewise, Optionee shall not, either during or at any time after the term of this Option Agreement, disclose to any person or entity or use for Optionee’s own purposes any confidential or proprietary information of other persons or entities in the possession of the Company or any of its subsidiaries (“Third-Party Information”).

(c)               All documents, files, and records, and all other memoranda, notes, files, records, lists, plans, reports, computer files, discs, drives, tapes and other storage media, printouts and software and other documents and data (and all copies thereof) containing, embodying or relating to any Confidential Information, Third-Party Information or work product are and shall remain the sole property of the Company (whether deemed Confidential Information or not). During the term of this Option Agreement, Optionee shall not, directly or indirectly, copy, reproduce, or remove from the premises of the Company or any of its subsidiaries any Confidential Information, Third-Party Information or work product, except as required to perform Optionee’s duties as an employee of the company or its subsidiaries during the term of this Option Agreement. Any Confidential Information, Third-Party Information, or work product in the possession or under the control of Optionee and all originals and copies thereof shall be delivered to the Company by Optionee upon termination of Optionee’s employment for whatever reason or at such earlier time as the Company may request.

(d)               Notwithstanding the foregoing, Optionee shall not have any obligation to keep confidential (i) any Confidential Information or Third-Party Information to the extent that such information becomes generally known to and available for use by the public other than as a result of Optionee’s acts or omissions or (ii) any Confidential Information or Third-Party Information if and to the extent disclosure thereof is specifically required by law, court order or other legal or regulatory process; provided, however, that in the event that disclosure is so required, Optionee shall provide the Company with prompt notice of such requirement prior to making disclosure so that it may seek an appropriate protective order. If Optionee does make any such legally required disclosure, Optionee shall limit the disclosure to that which Optionee reasonably believes, based on the advice of counsel, that Optionee is required to disclose.

9.             Non-Competition.

(a)               During the term of this Option Agreement and for one (1) year thereafter, Optionee shall not (and shall not permit his agents or affiliates (collectively, “Covered Persons”)), directly or indirectly, compete with or otherwise engage in any business that, directly or indirectly, is engaged in the Business (as defined below), including, not (i) having any direct or indirect interest, whether through contractual arrangement or otherwise, as an officer, director, employee, partner, stockholder, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, manager, member, creditor, owner or otherwise, or (ii) being employed by, operating, performing management, executive or supervisory functions with respect to, joining, controlling, rendering financial assistance to, receiving any economic benefit from, exerting any influence upon, participating in, or rendering services or advice to any enterprise, business or venture located anywhere in the world which is engaged in the Business; provided, that in no event shall the matters described in this Section 9(a) prohibit ownership by Optionee or any Covered Person of less than 5% of a class of stock of a publicly-held corporation which is regularly traded on a national securities exchange, so long as Optionee or such Covered Person does not have any active participation in the business or management of such entity.

(b)               Optionee acknowledges that the restrictive covenants contained in this Agreement are (i) of the essence of this Agreement, (ii) reasonable and necessary to protect and preserve the Confidential Information, customer goodwill, and other interests and properties of the Company and its subsidiaries, and (iii) being made by Optionee in consideration of the Option granted pursuant to the terms of this Agreement.

(c)               The restrictive covenants contained in this Agreement (including restrictions as to competition) are in addition to and separate from the noncompetition and other restrictive covenants contained in any other agreement that Optionee is party to with or related to the Company. The restrictions contained in this Option Agreement may be separately enforced, violations of this Option Agreement shall constitute separate causes of action from violations of any such other agreements, and the applicability of the restrictions in this Option Agreement shall not be limited, expanded, or otherwise changed in any way by the noncompetition and other restrictive covenants contained in such other agreements.

(d)               In the event of a breach or violation by Optionee of this Section 9, the violation shall be considered a continuing violation on a daily basis for so long a period of time as Optionee continues to violate it, and the duration of Optionee’s covenants set forth in this Section 9 shall be extended by a period of time equal to the number of days during which Optionee is in violation of its provisions.

(e)               For purposes of this Option Agreement, “Business” means the business of the facilitation of consigning, or the sales of consigned cars, boats, recreational vehicles, professional or commercial equipment, appliances, and any other goods and services related or ancillary thereto.

10.           Non-Solicitation. During the term of this Option Agreement and for one (1) year thereafter, Optionee shall not (and shall not permit his Covered Persons to), directly or indirectly, (i) hire or employ (A) any of the employees or independent contractors (including any persons employed or retained by an independent contractor in connection with the performance of the Business on behalf of the Company) employed or retained by the Company or any of its subsidiaries (collectively, the “Key Employees”); or (ii) solicit, attempt to solicit, induce or encourage any Key Employee to either terminate his or her relationship with the Company or any of its subsidiaries or become employed by (or an independent contractor for) Optionee or any of his Covered Persons, except that nothing in this Section 10 shall prohibit Optionee or any of his Covered Persons from hiring any Key Employee who has been terminated by the Company (in the case of an employee) or who is no longer retained by the Company (in the case of an independent contractor), provided that no Key Employee shall be employed or hired by Optionee or any of his Covered Persons within twelve (12) months of any such termination (in the case of an employee) or of being retained by the Company (in the case of an independent contractor).

11.           Forfeiture.

(a)               In the event a Change of Control results in less than 100% of the Option becoming vested, the portion of the Option that does not vest as a result of such Change of Control shall be forfeited as of the date of such Change of Control.

(b)               If Optionee breaches the non-solicitation, confidentiality or noncompete provisions set forth in this Option Agreement, the Option shall be forfeited whether vested or not.

12.           Withholding of Taxes. The obligation of the Company to deliver Shares upon the exercise of this Option shall be subject to applicable Federal, state, and local tax withholding requirements.

13.           Acknowledgments. The Optionee acknowledges that:

(a)       The Company has the right to grant additional options and issue additional Shares after the Grant Date which may result in dilution of any ownership interest in the Company that Optionee may acquire upon exercise of this Option;

(b)       The Shares have not been registered under the Securities Act of 1933, as amended, and applicable state securities laws;

(c)       Any and all Shares issued upon exercise of this Option shall be subject to each provision of the Shareholders’ Agreement, as amended from time to time;

(e)       Optionee acknowledges that the restrictive covenants contained in this Option Agreement are (i) of the essence of this Option Agreement, (ii) reasonable and necessary to protect and preserve the confidential information, customer goodwill, and other interests and properties of the Company and its subsidiaries, and (iii) being made by Optionee in consideration of this Option Agreement.

14.           Rights. Notwithstanding any provisions of this Option Agreement, the Company or its subsidiary shall have the right, in their discretion but subject to any employment contract entered into with the Optionee, to retire the Optionee at any time pursuant to its retirement rules or otherwise to terminate his employment at any time for any reason whatsoever or for no reason.

15.           Governing Law. This Option Agreement shall be construed in accordance with, and its interpretation shall be governed by, applicable Federal law, and otherwise by Delaware law (without reference to principles of conflicts of laws).

IN WITNESS WHEREOF, the Company has caused this Option Agreement to be duly executed by its duly authorized officer, and the Optionee has hereunto set his hand and seal, all as of the day and year first above written.

OPTIONEE	CARLOTZ, Inc.

By:
Optionee’s Signature		Name:
Title:

CARLOTZ, Inc.

STOCK OPTION

Notice of Exercise of Option

I hereby exercise the option granted to me pursuant to the Option Agreement dated as of ________________ ____, ______, by CarLotz, Inc., with respect to the following number of Shares covered by said option:

Number of Shares to be purchased

Purchase price per share	$

Total purchase price	$

A.	Enclosed is cash or my certified check, bank draft, or postal or express money order in the amount of $________ in full payment for the Shares being purchased.

B.	Enclosed are _______ Shares with a total fair market value of $___________ on the date hereof in full payment for the Shares being purchased.

C.	Please withhold _________ Shares underlying the Option with a total fair market value of $___________ on the date hereof in full payment for the Shares being purchased.

D.	Enclosed is cash or my certified check, bank draft, or postal or express money order in the amount of $__________ and _______ Shares with a total fair market value of $___________ on the date hereof, in full payment for the Shares being purchased.

Alternatives B, C and D are available only if the Board of Directors authorizes them.

DATED: _______________ _____, 20
Optionee’s Signature